EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-74704, 333-84548 and 333-82350) and Form S-8 (Nos. 333-69318, 333-71504, 333-76042, 333-82348, 333-112345 and 333-130616) of our reports dated March 15, 2006 relating to the consolidated financial statements and financial statement schedule of Regent Communications, Inc. and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Regent Communications, Inc. for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
March 15, 2006